Date 8 December, 1998




                       HARLAND AND WOLFF SHIPBUILDING
                        AND HEAVY INDUSTRIES LIMITED


                                    - and -



                            BMBF (No.12) LIMITED


                                    - and -


               GLOBAL MARINE INTERNATIONAL DRILLING CORPORATION







                             NOVATION AGREEMENT
                        (Schedule No. 52/5050 5371-3)
                      relating to Shipbuilding Contract
                        dated 28 March, 1998 for the
                         construction of deepwater
                          drillship Hull No. 1740

                                    INDEX

     Clause	                                                      Page

1    DEFINITION AND INTERPRETATION                                  1

2    REPRESENTATIONS AND WARRANTIES                                 4

3    CONDITIONS PRECEDENT                                           7

4    NOVATION                                                       9

5    OTHER TRANSACTIONS                                             9

6    OFE CONTRACTS                                                 10

7    MEASURE OF DAMAGES                                            11

8    BUILDER'S RIGHTS AGAINST NEW OWNER                            11

9    CERTAIN OBLIGATIONS                                           12

10   VAT                                                           12

11   STAMP DUTY                                                    13

12   MISCELLANEOUS                                                 14

13   NOTICES                                                       15

14   BUILDER'S COSTS AND EXPENSES                                  17

15   LAW                                                           17


EXECUTION
APPENDIX A        CONTRACT AMENDMENTS
APPENDIX B        FORM OF CERTIFICATE (Clause 3.2(a))
APPENDIX C        FORM OF CERTIFICATE (Clause 3.2(g))
APPENDIX D        FORM OF EFFECTIVE TIME CERTIFICATE
APPENDIX E        FORM OF REPLACEMENT BUILDER PARENT COMPANY
                  GUARANTEE
APPENDIX F        FORM OF REPLACEMENT LETTER OF CREDIT
APPENDIX G        FORM OF OFE ASSIGNMENT

THIS NOVATION AGREEMENT is made on 8 December, 1998
BETWEEN:

(1)   HARLAND AND WOLFF SHIPBUILDING AND HEAVY INDUSTRIES
      LIMITED, a company incorporated under the laws of Northern Ireland having its registered office at Queen's Island, Belfast, Northern Ireland, BT3 9DU (the "Builder");

(2) BMBF (No.12) LIMITED, a company incorporated under the laws of England and Wales having its registered office at Churchill Plaza, Churchill Way, Basingstoke, Hampshire RG21 7GP (the "New Owner").

(3)   GLOBAL MARINE INTERNATIONAL DRILLING CORPORATION (formerly named
      Global Marine International Services Corporation), a company incorporated under the laws of The Bahamas having its registered office at c/o McKinney, Bancroft & Hughes, Mareva House, 4 George Street, PO Box No.3937, Nassau, Bahamas (the "Old Owner").

WHEREAS:
(A) The Old Owner and the Builder have entered into the Old Contract (as defined below) for the construction, completion and delivery by the Builder to the Old Owner of a deepwater drillship, identified by the Builder as Hull
No. 1740.

(B) At the request of the Old Owner, the New Owner has agreed to assume all the rights and obligations of the Old Owner under the Old Contract and the Builder is willing to agree to the substitution of the New Owner in place of the Old Owner in relation to such rights and obligations, to the release of the Old Owner in respect thereof and to the amendment of the Old Contract so as to bring into existence the New Contract (as defined below) between the Builder and the New Owner, all subject to and upon the terms and conditions of this Agreement.

IT IS AGREED as follows:

1    DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, unless the context otherwise requires, words and expressions defined in the Old Contract or the New Contract shall have the meanings given to them therein when used herein and the following words and expressions shall have the following meaning:

    	"Building Agreements" means the Old Contract, this Agreement, the New Contract, the Put Option Agreement, the OFE Assignments and the OFE Supervision Agreement;

     "Builder's OFE Agent" means the Old Owner in its capacity as agent and supervisor for the Builder appointed under the OFE Supervision Agreement;

    	"Contract Amendments" mean the amendments to the Old Contract set out in Appendix A;

    	"Cut-Off Date" means 31st December, 1998, or if that date is not a Working Day, the preceding Working Day;

     "Dollars" and "$" means the lawful currency of the United States of America;

     "Effective Time" means the time (on a Working Day) agreed as such in the certificate to be executed by the parties pursuant to Clause 3.4;

     "Excluded OFE Contracts" means OFE Contracts under which title to all (but not part only) of the applicable OFE the subject thereof has passed from the applicable OFE Supplier to the Old Owner on or prior to the Effective Time;

     "Existing OFE Contracts" means OFE Contracts which are in existence as at the Effective Time, other than Excluded OFE Contracts;

     "Existing Work" means that Work in respect of which, in accordance with the Old Contract, title has passed or shall have passed to the Old Owner on or before the Effective Time;

     "Future Instalments" means (i) all amounts (whether instalments of Contract Price, bonuses or otherwise) payable but not yet paid by the Old Owner to the Builder on or before the Effective Time and (ii) all amounts (whether instalments of Contract Price, bonuses or otherwise) becoming payable by the New Owner to the Builder under the New Contract after the Effective Time;

     "Future OFE Contracts" means OFE Contracts which are entered into (pursuant to the OFE Supervision Agreement) after the Effective Time;

    	"Initial Payment" means the amount payable in Sterling by the New Owner to the Builder under Clause 5.1(a);

     "Lease" means the lease agreement of even date herewith entered into between the New Owner and the Old Owner in respect of the leasing of the Vessel by the New Owner to the Old Owner;

     "Lien" means any right, title or interest in favour of any person other than the New Owner, including (without prejudice to the generality of the foregoing) any right of ownership, retained title, security, mortgage, pledge, charge, encumbrance, lease, lien, statutory right in rem, hypothecation, title retention, attachment, levy, claim or security interest of whatever kind;

     "New Contract" means the Old Contract as it is to be amended and restated, and as it is to be novated to the New Owner by, and subject to and in accordance with the terms and conditions of, this Agreement;

     "New Owner's Agent" means the Old Owner in its capacity as agent and supervisor for the New Owner appointed under the Supervision Agreement;

     "Novated Obligations" means all the obligations and liabilities of "Owner" expressed to be imposed under, or otherwise arising under, out of or in connection with, the Old Contract, as such obligations and liabilities are to be novated and amended subject to and in accordance with the terms and conditions of this Agreement (which obligations and liabilities shall, for the avoidance of doubt, include obligations and liabilities arising under the Old Contract on or before the Effective Time which have not been performed or discharged on the Effective Time including obligations and liabilities in respect of amounts invoiced by the Builder but not paid);

     	"Novated Rights" means all the rights and claims of "Owner" expressed to be granted under, or otherwise arising under, out of or in connection with, the Old Contract, as such rights and claims are to be novated and amended subject to and in accordance with the terms and conditions of this Agreement (which rights and claims shall, for the avoidance of doubt, include rights and claims in respect of obligations and liabilities of the Builder arising under the Old Contract before the Effective Time);

     	"OFE Assigned Rights" means all right, title and interest of the Old Owner in and to the Existing OFE Contracts (including, without limitation, the right to take delivery of and title to the applicable OFE);

      "OFE Consideration" means an amount equal to the OFE Cost, payable by the Builder to the Old Owner subject to and in accordance with Clause 6.3;

      "OFE Assignments" means assignments in respect of the Old Owner's rights, title and interest in and to (but not obligations under) the Existing OFE Contracts to be entered into between the Old Owner and the Builder substantially in the form of Appendix G;

      "OFE Contracts" means contracts or purchase orders in respect of OFE with OFE Suppliers (i) entered into or from time to time to be entered into before the Effective Time by the Old Owner or (ii) from time to time to be entered into on or after the Effective Time by the Builder's OFE Agent on behalf of the Builder;

      "OFE Cost Instalment" means that part of each instalment of Total Vessel Cost payable pursuant to Clause 8.3 of the New Contract which is apportionable to OFE Cost;

      "OFE Suppliers" means suppliers of OFE;

      "OFE Supervision Agreement" means a supervision agreement entered into between the Builder and the Builder's OFE Agent of even date herewith whereby, amongst other things, the Builder's OFE Agent is appointed agent and supervisor of the Builder in respect of the OFE Contracts;

     	"Old Contract" means the contract dated 28 March, 1998 between the Old Owner and the Builder first referred to in Recital (A) above, including all schedules thereto, as amended, varied and supplemented prior to the date hereof;

     	"Pounds" and "Pounds-Sterling" means the lawful currency of the United Kingdom;

      "Put Option Agreement" means the agreement of even date herewith entered into between the Builder, the New Owner and Global Marine U.K. Limited providing for the New Contract to be further novated from the New Owner to Global Marine U.K. Limited at the option of the New Owner in the manner and in the circumstances therein described;

      "Replacement Letter of Credit" means the letter of credit to be issued by Ulster Bank in favour of the New Owner (but capable of being drawn at the instance of the New Owner's Agent) in the form of Appendix F;

     	"Sterling Equivalent" means the equivalent in Pounds of an amount in Dollars (or any other relevant currency) determined by reference to the spot rate quoted by Barclays Bank PLC for the purchase of Dollars (or any other relevant currency) with Pounds at 11:00 a.m. two (2) Working Days prior to any applicable date of payment under this Agreement;

     	"Supervision Agreement" means a supervision agreement entered into or to be entered into between the New Owner and the New Owner's Agent of even date herewith whereby, amongst other things, the New Owner's Agent is appointed agent and supervisor of the New Owner in respect of certain matters relating to the New Contract;

     	"Working Day" means any day (other than a Saturday or Sunday) on which banks are open for business in London.

1.2 References in this Agreement to Clauses or Appendices are, unless otherwise specified, references to clauses of, and appendices to, this Agreement.

1.3 References to "person" or "persons" or to words importing persons include, without limitation, individuals, firms, corporations, government agencies, committees, departments, authorities and other bodies, incorporated or unincorporated, whether having distinct legal personality or not.

1.4   Clause headings are for ease of reference only.

2     REPRESENTATIONS AND WARRANTIES

2.1 The Builder represents and warrants to each of the other parties to this Agreement that the following statements are, at the date hereof, true and accurate:

      (a) the Builder is duly incorporated with limited liability under the laws of Northern Ireland and has full power, authority and right to enter into and perform its obligations under the Building Agreements and to consummate the transactions contemplated thereby;

      (b) the execution, delivery and performance of the Building Agreements and the consummation of the transactions contemplated thereby have been duly authorised by all necessary corporate action on the part of the Builder, do not require shareholder approval and do not contravene any applicable law, regulation or order binding on the Builder or any of its assets or its Memorandum and Articles of Association;

      (c) neither the execution, delivery nor performance by the Builder of the Building Agreements, nor the consummation of any of the transactions by the Builder contemplated thereby, require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any governmental authority or agency, except such as have been obtained and are in full force and effect;

      (d) the Building Agreements and any document required to be entered into by the Builder thereunder constitute, or when entered into will constitute, legal, valid and binding obligations of the Builder subject to the following matters:

           (i) the other parties to the Building Agreements having the capacity, power and authority to enter into and perform their respective obligations thereunder;

           (ii) the due execution and delivery of the Building Agreements by all the other parties thereto; and

           (iii) applicable laws relating to bankruptcy, insolvency or liquidation or any other laws or legal procedures affecting generally the enforcement of creditors' rights, and applicable general principles of equity;

     (e) title to the Existing Work and the Vessel as it is constructed has passed or, as the case may be, will have passed, in accordance with clause 9.1 of the Old Contract, on or prior to the Effective Time from the Builder to the Old Owner in accordance with the Old Contract and, as at the Effective Time, there shall be no other Work, title to which has not passed from the Builder to the Old Owner; and

     (f) at the Effective Time the Existing Work and the Vessel as it is constructed will be located in Northern Ireland, save for Existing Work and parts of the Vessel (including, without limitation, OFE) which may be located elsewhere in the course of manufacture or transportation.

2.2 The New Owner represents and warrants to each of the other parties to this Agreement that the following statements are, at the date hereof, true and accurate:

     (a) the New Owner is duly incorporated with limited liability under the laws of England and Wales, is a wholly-owned indirect subsidiary of Barclays Bank plc and has full power, authority and right to enter into and perform its obligations under the Building Agreements to which it is a party and to consummate the transactions contemplated thereby;

     (b) the execution, delivery and performance of the Building Agreements to which it is a party and the consummation of the transactions contemplated hereby have been duly authorised by all necessary corporate action on the part of the New Owner, do not require shareholder approval and do not contravene any applicable law, order or regulation binding on the New Owner or any of its assets, or its Memorandum and Articles of Association; and

     (c) the Building Agreements to which the New Owner is a party and any document required to be entered into by the New Owner thereunder constitute, or when entered into will constitute, legal, valid and binding obligations of the New Owner subject to the following matters:

           (i) the other parties to the Building Agreements having the capacity, power and authority to enter into and perform their respective obligations thereunder;

           (ii) the due execution and delivery of the Building Agreements by all the other parties thereto; and

           (iii) applicable laws relating to bankruptcy, insolvency or liquidation or any other laws or legal procedures affecting generally the enforcement of creditors' rights, and applicable general principles of equity;

2.3 The Old Owner represents and warrants to each of the other parties to this Agreement that the following statements are, at the date hereof, true and accurate:

     (a) the Old Owner is duly incorporated under the laws of the Bahamas and is validly existing with limited liability, has full power and authority to enter into and perform its obligations under the Building Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby;

     (b) the execution, delivery and performance of the Building Agreements to which it is a party and the consummation of the transactions contemplated thereby have been duly authorised by all necessary corporate action on the part of the Old Owner, do not require shareholder approval and do not contravene any law, regulation or order binding on the Old Owner or any of its assets or its constitutional documents;

     (c) neither the execution, delivery nor performance by the Building Agreements to which it is a party, nor the consummation of any of the transactions by the Old Owner contemplated thereby, require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any governmental authority or agency, except such as have been obtained and are in full force and effect; and

     (d) the Building Agreements to which the Old Owner is a party and any document required to be entered into by the Old Owner thereunder constitute, or when entered into will constitute, legal, valid and binding obligations of the Old Owner subject to the following matters:

           (i) the other parties to the Building Agreements having the capacity, power and authority to enter into and perform their respective obligations thereunder;

           (ii) the due execution and delivery of the Building Agreements by all the other parties thereto; and

           (iii) applicable laws relating to bankruptcy, insolvency or liquidation or any other laws or legal procedures affecting, generally the enforcement of creditors' rights and applicable general principles of equity.

2.4 The Old Owner represents and warrants to the New Owner that the following statements are, at the date hereof, true and accurate:

     (a) the Old Owner has supplied the New Owner with true, complete and up-to-date copies of the Old Contract including all addenda, supplements, amendments and collateral agreements related thereto and all variation orders issued and agreed on or prior to the date hereof;

     (b) all information to be supplied by the Old Owner to the New Owner pursuant to Clause 3.2 will be true, complete and up-to-date when supplied;

     (c) the Old Contract has not, except by, or as described in, this Agreement, been amended, waived, varied, modified, nor has it been novated, cancelled or terminated;

     (d) the Old Owner has not sold, assigned, transferred or created any Lien in or over the Old Contract or its title to the Existing Work or the Vessel as it is constructed; and

     (e) from the execution of this Agreement until the Effective Time the Old Owner will:

           (i) promptly supply the New Owner with copies of all documents of the type referred to in Clause 2.4(a) which are entered into during such period;

           (ii) not do any of the things referred to in Clause 2.4(c), except as permitted by or pursuant to the terms of the Supervision Agreement; and

           (iii)  not do any of the things referred to in Clause 2.4(d).

2.5 The representations and warranties given in this Clause 2 shall survive the execution of this Agreement.

3 CONDITIONS PRECEDENT

3.1 The occurrence of the Effective Time and the matters listed below in this Clause 3.1 are subject to the conditions precedent set out in Clause 3.2 having, by no later than the Cut-Off Date, been fulfilled or waived by the party or parties for whose benefit such conditions are given as expressed in parentheses. Those matters are:

     (a)   the coming into effect of the Contract Amendments;

     (b)   the novation of the Old Contract in accordance with Clause 4;

     (c) the obligation of the New Owner to pay the Builder the Initial Payment in accordance with Clause 5.1(a) and the obligation of the Builder to pay the Old Owner the amount referred to in Clause 5.1(b);

     (d) the obligation of the Old Owner to pass title to the Existing Work and the Vessel as it is constructed to the Builder, the obligation of the Builder to take title to the Existing Work and the Vessel as it is constructed from the Old Owner and the passing of title from the Builder to the New Owner, all in accordance with Clause 5.3; and

     (e) the assignment of the Existing OFE Contracts in accordance with Clause 6 and the other matters relating to OFE set out in Clause 6.

3.2  The conditions precedent referred to in Clause 3.1 are as follows:

     (a) a certificate (in the form of Appendix B) from the New Owner confirming that the conditions precedent referred to in Schedule 4, Parts 1 and 2 of the Lease have been fulfilled to the satisfaction of, or waived by, the New Owner (New Owner);

     (b) the execution and delivery to the New Owner of a parent company guarantee from the Builder's parent company in the form of Appendix E (New Owner);

     (c) the delivery to the New Owner of a letter of credit in the form of Appendix F issued by Ulster Bank (New Owner);

     (d) the delivery by the Old Owner to the New Owner of schedules describing, respectively, the Existing Work and the Existing OFE Contracts (New Owner);

     (e) the written confirmation by the Old Owner to the New Owner and the Builder of details of the amount referred to in Clause 5.1(a) and any amounts referred to in (i) of the definition of Future Instalments (New Owner and Builder);

     (f) the execution and delivery by the Builder, New Owner and Global Marine U.K. Limited of the Put Option Agreement (Builder, New Owner and Old Owner);

     (g) a certificate (in the form of Appendix C) from the Old Owner confirming that the conditions precedent referred to in Schedule 4,
           Part 4 of the Lease have been fulfilled to the satisfaction of, or waived by, the Lessee (Old Owner);

     (h) the New Owner shall have received an invoice from the Builder for the Initial Payment complying with the laws relating to Value Added Tax (New Owner);

           (i) the Old Owner shall have received a credit note from the Builder for an amount equal to the aggregate of all payments previously made by the Old Owner to the Builder under the Old Contract (Old Owner);

     (j) the Old Owner and the Builder shall have entered into OFE Assignments in respect of the Existing OFE Contracts (Old Owner, New Owner and Builder);

     (k) the New Owner shall have confirmed to the Builder and the Old Owner in writing that the Owner Project Manager and the Authorised Representatives of the Owner Project Manager remain unchanged and continue to act (by virtue of their appointment by the New Owner's Agent) on behalf of the New Owner (Builder and Old Owner);

     (l) the New Owner being satisfied that payment of the Initial Payment would not cause the Payment Limit (as defined in the Put Option Agreement) to be exceeded (New Owner);

     (m) evidence reasonably satisfactory to the Old Owner and the New Owner of the due authorisation and execution (i) by the Builder of this Agreement and the other Building Agreements (other than the Old Contract) to which it is a party and (ii) by the Builder's parent company of the guarantee in the form of Appendix E (Old Owner and New Owner);

     (n) evidence reasonably satisfactory to the Builder and the New Owner of the due authorisation and execution by the Old Owner of this Agreement and the other Building Agreements to which it is a party (Builder and New Owner);

     (o) evidence reasonably satisfactory to the Builder and the Old Owner of the due authorisation and execution by the New Owner of this Agreement and the other Building Agreements to which it is a party (Builder and Old Owner);

     (p) a legal opinion, in form and substance satisfactory to the Builder, from Global Marine Inc.'s in-house counsel on the assignability of the Existing OFE Contracts (Builder);

     (q) the New Owner, the New Owner's Agent and the Builder shall have confirmed in writing their satisfaction as to the terms on which the insurance arrangements pursuant to Clause 10 of the New Contract are put in place and/or amended as at the Effective Time (Builder and Old Owner and New Owner).

3.3 If a party agrees to waive or defer any of the conditions precedent specified in Clause 3.2 which are expressed to be for its benefit, such party may attach to such waiver or deferral such requirements and further conditions as such party may reasonably determine (in the case of Clauses 3.2(a) and (g), in accordance with the applicable provisions of the Lease), provided that any such conditions shall not affect the occurrence of the Effective Time.

3.4 At the Effective Time, the parties shall execute a certificate in the form of Appendix D confirming that the Effective Time has occurred.

3.5 If the Effective Time does not occur on or before the Cut-Off Date, the Old Contract shall continue in full force and effect as if this Agreement had never been executed and each of the Old Owner, the Builder and the New Owner agrees that it shall not have any rights and claims against the others under this Agreement other than the rights and claims of the Builder against the Old Owner under Clause 14, and without prejudice to the provisions of the Lease.

3.6 Promptly following the Effective Time the New Owner, the New Owner's Agent and the Builder shall initial, by way of agreement to its form, conformed copies of the New Contract (as amended and restated).

4    NOVATION

4.1 On and with effect from (but subject to the occurrence of) the Effective Time and immediately prior to the effectiveness of the Contract Amendments it is agreed that the following shall, and hereby does, take place:

     (a) the Old Owner releases and discharges the Builder from all obligations, liabilities, claims and demands under the Old Contract;

     (b) the Builder releases and discharges the Old Owner from all obligations, liabilities, claims and demands under the Old Contract;

     (c) the New Owner has the benefit of the Novated Rights to the exclusion of the Old Owner and the Builder assumes towards the New Owner all obligations and liabilities corresponding to the Novated Rights;

     (d) the New Owner assumes the Novated Obligations (including, without limitation, the obligation to pay all Future Instalments in accordance with the New Contract) and the Builder has the benefit of all rights and claims corresponding to the Novated Obligations, such that with effect from the Effective Time the Old Contract shall cease to have effect as between the Builder and the Old Owner and shall be novated so as to bring the New Contract into effect between the Builder and the New Owner.

4.2 The Builder acknowledges that all obligations and liabilities of the Old Owner under the Old Contract which have been performed or discharged by the Old Owner shall, to that extent, be treated by the Builder for the purposes of the New Contract as having been performed or discharged by the New Owner.

4.3 Except as otherwise expressly provided in this Agreement, nothing in this Agreement or the New Contract shall subject the Builder to any liability to which it would not otherwise be subject under the Old Contract or diminish in any way any rights or remedies to which the Builder would otherwise be entitled under the Old Contract or modify in any respect the Builder's contractual rights and obligations thereunder.

4.4 The Contract Amendments shall become effective on the Effective Time immediately after the novation pursuant to Clause 4.1.

5 OTHER TRANSACTIONS

5.1 At the Effective Time (subject to Clause 5.2), the following payments shall be made:

     (a) the New Owner shall pay to the Builder an amount equal to the aggregate of:

           (i) the Sterling Equivalent of all payments previously made by the Old Owner to the Builder under the Old Contract; and

           (ii) the Sterling Equivalent of all payments previously made by the Old Owner to OFE Suppliers under the Existing OFE Contracts; and

     (b) the Builder shall subject to, but forthwith upon, receipt of the payment from the New Owner pursuant to sub-clause (a) above (being the Initial Payment), pay to the Old Owner an amount equal to the Initial Payment, such payment to be made to an account of the Old Owner in London to be separately notified to the Builder and, for the purposes of the following provision of this Clause, the New
           Owner. 	The Builder hereby directs the New Owner to pay, on the
           Builder's behalf, to the Old Owner at the Effective Time an amount equal to the Initial Payment. The Builder acknowledges that such payment by the New Owner to the Old Owner shall constitute pro tanto satisfaction of the New Owner's obligation to make the Initial Payment to the Builder in accordance with Clause 5.1(a). The Old Owner acknowledges that such payment by the New Owner to the Old Owner shall constitute pro tanto satisfaction of the Builder's obligation to make payment to the Old Owner in accordance with Clause 5.1(b).

5.2 If the Effective Time occurs after 2:00 p.m (London time) the payments referred to in Clause 5.1 shall be made on the next Working Day after the day on which the Effective Time occurs.

5.3 At the Effective Time the Old Owner shall and hereby does pass title to the Existing Work and the Vessel as it is constructed to the Builder, and the Builder shall accept such title. Thereupon, title to the Existing Work and the Vessel as it is constructed shall, and does hereby, pass automatically to the New Owner in accordance with Clause 9.1 of the New Contract.

5.4 At the Effective Time each of the Parent Guarantee and the Letter of Credit shall, for the avoidance of doubt, be returned cancelled and shall be replaced by the guarantee and letter of credit referred to in Clauses 3.2(b) and (c) respectively.

6    OFE CONTRACTS

6.1 At the Effective Time, the Old Owner and the Builder shall enter into OFE Assignments in respect of the Existing OFE Contracts.

6.2 On or from time to time after the Effective Time the Builder's OFE Agent shall enter into the Future OFE Contracts pursuant to the OFE Supervision Agreement.

6.3 The consideration payable by the Builder for the Old Owner's (i) entering into the OFE Assignments and (ii) assuming liability (as the Builder's OFE Agent) to make payment to OFE Suppliers under the Future OFE Contracts shall be the OFE Consideration. It is hereby agreed that the Builder's obligation to pay the Old Owner the OFE Consideration shall, without prejudice to the assignment contained in Clause 6.4, be a limited recourse obligation, and only to pay such amount at the same time as the Builder receives from the New
Owner:

     (a)   the payment referred to in Clause 5.1(a)(ii); or

     (b)   an OFE Cost Instalment pursuant to Clause 8.3 of the New Contract.

6.4 As security for the Builder's obligation to pay the OFE Consideration to the Old Owner in the manner set out in Clause 6.3, the Builder hereby assigns and agrees to assign absolutely to the Old Owner all the Builder's right, title and interest in and to each OFE Cost Instalment. The New Owner, by its execution of this Agreement, hereby acknowledges such assignment.

6.5 Pursuant to the assignment contained in Clause 6.4 each OFE Cost Instalment shall be paid direct by the New Owner to the Old Owner to the account of the Old Owner to be notified pursuant to Clause 5.1(b).

6.6 Title to the OFE shall pass from the Builder to the New Owner in accordance with Clause 9.1 of the New Contract. At the time of, and with effect from, such passing of title the Builder hereby assigns and agrees to assign absolutely to and in favour of the New Owner all the Builder's right, title and interest in and to the OFE Contracts relating to such OFE. The Builder shall on the request of the New Owner's Agent from time to time give notice to the applicable OFE Suppliers in such form as the New Owner's Agent shall reasonably require.

7    MEASURE OF DAMAGES

7.1 The Builder hereby acknowledges and agrees with the New Owner and the Old Owner that, if the Builder is in default of its liabilities or breach of its obligations under the Old Contract, the Old Owner's entitlement to damages shall be preserved and vest in the New Owner. If the Builder is in breach of its liabilities or obligations under the Old Contract or New Contract the measure of such damages shall be that which would have been payable to the Old Owner under the Old Contract if this Agreement had not been entered into.

7.2 For the avoidance of doubt, without prejudice to the generality of Clause 21 of the New Contract, the New Owner shall be entitled to assign all rights and claims in respect of the liabilities and obligations referred to in Clause 7.1 and all the New Owner's rights under the New Contract, without limitation.

7.3 The Builder shall not be liable to pay an aggregate amount under Clauses 17 or 25 of the New Contract in excess of the amount which the Builder would have been liable to pay under Clauses 17 and 25 of the Old Contract if this Agreement had not been entered into.

8    BUILDER'S RIGHTS AGAINST NEW OWNER

8.1 The Builder agrees that, in relation to all amounts payable to it under the New Contract, it will first submit Builder's Quarterly Invoices or other invoices (in each case addressed to the New Owner) to the New Owner's Agent and not the New Owner.

8.2 The Builder will not re-submit any Builder's Quarterly Invoice or other invoices directly to the New Owner, or otherwise look to or make demand on the New Owner (except as permitted by Clause 8.1), for a period (the "Agreed Period") which shall be:

     (a) seven (7) days, in the case of (i) instalments which are the subject of invoices submitted pursuant to Clause 8.5(ii) of the New Contract or (ii) any other amounts payable to the Builder under the New Contract (other than amounts the subject of Builder's Quarterly Invoices); and

     (b)   thirty (30) days, in the case of Builder's Quarterly Invoices.

8.3 On the first Working Day after the expiry of the Agreed Period (the "Agreed Date") the Builder may make demand directly on the New Owner for payment of any amount referred to in Clause 8.1 and which then remains unpaid and the New Owner shall, subject to the terms of the New Contract, thereupon be obliged to pay such amount on the date falling two (2) Working Days after the Agreed Date together with, for the avoidance of doubt, (but in the case of Builder's Quarterly Invoices only if they are undisputed as referred to in Clause 8.10 of the New Contract) interest from the last day of the Agreed Period until payment at the rate of two per cent (2%) over one month LIBOR from time to time in the particular currency.

8.4  For the avoidance of doubt:

     (a) references in this Clause 8 to amounts "payable" to the Builder shall be without prejudice to the New Owner's right to contest whether such amounts are payable in accordance with the terms of the New Contract and, for this purpose, the expression "payable" shall be deemed to include amounts allegedly payable;

     (b) payment of any amount to the Builder by the New Owner's Agent shall constitute pro tanto discharge of the New Owner's obligation in respect of that amount; and

     (c) the New Owner shall not be in default of its payment obligations under the New Contract unless and until it shall fail to make a payment in accordance with Clause 8.3.

9    CERTAIN OBLIGATIONS

9.1 The Old Owner (in its own capacity, not as agent of the New Owner and without liability of the New Owner) agrees to be bound by, and liable under, the provisions of the New Contract where it is stated in Appendix A that any obligations are obligations of Global Marine International Drilling
Corporation (the provisions of the New Contract to which this Clause 9.1 applies being Clauses 7.1, 10, 12.6, 17.2, 25.3 and 26.2). The Builder acknowledges that the New Owner shall have no liability under those provisions.

9.2 The Builder agrees to be bound by, and liable under, the provisions of the New Contract which are expressed to be for the benefit of the New Owner's Agent (the provisions of the New Contract to which this Clause 9.2 applies being Clauses 3.4, 3.5, 17.1, 25.2 and (by reason of the amendment to the definition of "Owner Group") 26.1.

10   VAT

10.1 If Value Added Tax is chargeable on any supplies hereunder with the result that the Builder is required to account for Value Added Tax in respect of any supply made by it under, or as contemplated in, this Agreement, the New Contract, the OFE Assignments, the Put Option Agreement or the OFE Supervision Agreement, the Old Owner and/or the New Owner (depending on to whom the supply is made) shall pay to the Builder on demand such Value
Added Tax against receipt by the Old Owner or the New Owner (as applicable) of a valid VAT invoice in respect of the relevant supply.

10.2 If the Builder shall make any payments under, or as contemplated in this Agreement or the other Building Agreements which shall bear or include Value Added Tax which the Builder shall not be able to recover (by way of repayment or credit) from the Value Added Tax authority which Value Added Tax it would not have incurred or would have been able to recover had it not entered into this Agreement then the Old Owner shall indemnify the Builder against such non-recoverability by paying to the Builder an amount equal to the Value Added Tax not recovered by the Builder provided that the Builder shall specify the basis of calculation and the circumstances in which the claim under this Clause 10.2 has arisen.

10.3 The Old Owner, the Builder and the New Owner agree to co-operate with a view to minimising any Value Added Tax payable by any of them under this Agreement, the New Contract, the OFE Assignments, the Put Option Agreement or the OFE Supervision Agreement. The Builder agrees to use all reasonable endeavours to ensure that any Value Added Tax in respect of which indemnity may be available under Clause 10.2 is recovered as aforesaid. If it subsequently transpires that any Value Added Tax in respect of which the Builder has been indemnified under Clause 10.2 is recovered by the Builder, the Builder shall promptly refund to the Old Owner the amount so recovered.

10.4 The consideration for the supplies under, or as contemplated by, this Agreement or the other Building Agreements shall be exclusive of Value Added Tax.

11   STAMP DUTY

11.1 The Old Owner is of the understanding that none of the following documents, that is to say:

     (a) the New Contract; this Agreement; the OFE Contracts, the OFE Assignments, the Put Option Agreement; the Put Notice; the certificate to be entered into pursuant to Clause 3.4 in the form of Appendix D (together "the Transaction Documents"); and

     (b) any other written instrument of any kind entered into in connection with or pursuant to the Transaction Documents of which the main effect or purpose is (or of which one of the main purposes is) to transfer title to any part of the Work from one of the parties to this Agreement to another of them (together "the Documents" and severally "the Document"), is chargeable to United Kingdom stamp duty. In case any of the Documents is chargeable to stamp duty the Old Owner shall, subject to Clauses 11.2 and 11.3, indemnify the Builder against any stamp duty imposed on or in connection with any of the Documents (including any penalties and interest accrued up to 3 Working Days after any payment to the Builder under this Clause).

11.2 The Old Owner shall not be liable under Clause 11.1 in respect of stamp duty on any document executed before the execution of the Building Agreements.

11.3 The Builder will use its reasonable endeavours to avoid unnecessarily rendering the Old Owner liable under Clause 11.1 provided always that the Builder shall be entitled to present an executed original or counterpart document to the relevant authority for stamping in any case where:

     (a) such document is intended to be used by the Builder as evidence in legal proceedings and would be inadmissible in evidence if left unstamped; or

     (b) an official or authority empowered to require production of the same has made a written request for the Builder to produce a stamped executed original or counterpart document (whether in connection with taxation or otherwise); or

     (c) it is obligatory to file a stamped executed original or counterpart document with any official or authority; or

     (d) the New Owner has requested the Builder in writing to present an executed original or counterpart documents for stamping. Before communicating with the Inland Revenue in relation to the question of whether any Document is chargeable to stamp duty, the Builder shall notify the Old Owner in writing and the Old Owner shall have the right at its own cost promptly to conduct any such communications with the Inland Revenue and, if the Inland Revenue determine that such Document is chargeable to stamp duty, the Old Owner shall be entitled at its own cost to take on the conduct of any appeal on behalf of the Builder, keeping the Builder and the New Owner promptly informed of all matters relating to such communications or appeal and on the basis that the Old Owner shall first promptly submit all material communications which are to be transmitted to the Inland Revenue to the Builder and the New Owner and shall take account of their reasonable comments. The Old Owner shall indemnify the Builder on demand against its reasonable costs incurred in connection with any actions taken by it under this Clause.

12    MISCELLANEOUS

12.1 This Agreement may be executed in several counterparts and any single counterpart or set of counterparts signed, in either case, by all of the parties thereto shall be deemed to be an original, and all counterparts when taken together shall constitute one and the same instrument.

12.2 This Agreement may be amended only by an instrument in writing signed by all of the parties hereto.

12.3 Any waiver of any right, power or privilege by any party hereto shall be in writing signed by such party. No failure or delay by any party hereto to exercise any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of such right, power or privilege preclude any further exercise thereof or of any other right, power or privilege.

12.4 Each party agrees, at the request of any other party to enter into such further documents and do all such further acts as the requesting party may reasonably require to give full effect to the purpose and intent of this Agreement. The requesting party (or the Old Owner if the requesting party is the New Owner) shall reimburse the other parties for all out of pocket costs and expenses (including legal fees and expenses) reasonably incurred by each other party in furtherance of action taken pursuant to this Clause 12.4.

12.5 The service by the New Owner of a Put Notice (as defined in the Put Option Agreement) pursuant to and in accordance with the Put Option Agreement shall release the parties from their obligations under this Agreement except that the provisions of Clause 7, 10, 11, 12.4, this 12.5, 13, 14 and 15 shall survive and continue after the service of a Put Notice.

12.6 No party shall be entitled to assign or otherwise transfer its rights or obligations under this Agreement or the other Building Agreements without the prior written consent of the other parties, provided that:

      (a) the New Owner shall be entitled to assign, transfer, novate or otherwise dispose of all (but not part only) of its rights and obligations under this Agreement and the other Building Agreements to which it is a party to any person who is a member of the New Owner's group of companies (that is Barclays Bank PLC and all its Subsidiaries (UK) (as defined in the Lease) from time to time and its Holding Company (as defined in the Lease) from time to time) but no other party to this Agreement shall be under any greater obligation or liability under this Agreement or any of the other Building Agreements than it would have been under but for such assignment, transfer, novation or other disposal; and

      (b)   the New Owner shall be freely entitled to assign its rights
            obtained by assignment pursuant to Clause 6.6.	This Clause 12.6
            is without prejudice to Clause 7.2 or the operation of the Put Option Agreement.

12.7 The Replacement Letter of Credit will be capable of being drawn in respect of amounts due from the Builder to Nelstar Leasing Company Limited ("Nelstar") under the shipbuilding contract (as novated) in respect of Builder's Hull No. 1739. Accordingly, the New Owner agrees:

      (a) that any amount drawn under the Replacement Letter of Credit which is in respect of such obligations (as certified by the New Owner's Agent to the New Owner) will promptly upon receipt by the New Owner be paid to Nelstar; and

      (b) that any amount received by the New Owner from Nelstar pursuant to Clause 12.7(a) of the novation agreement in respect of Hull No. 1739 shall promptly be paid by the New Owner to the Old Owner (in its capacity as lessee under the Lease and pursuant to Clause 14 thereof).

13    NOTICES

13.1 Every notice, consent, request, demand or other communication (a "Notice") under this Agreement or the New Contract shall:

      (a) be in the English language and in writing delivered personally or by prepaid first class airmail letter or delivered by hand or sent by fax;

      (b)   be sent:

            (i)   to the Builder to:

                  The Project Manager
                  Ship No: 1740
                  Harland and Wolff Shipbuilding and Heavy Industries Limited Queen's Island
                  Belfast
                  BT3 9DU
                  Northern Ireland

                  Fax:		01232-458515

            (ii)  to the New Owner to:

                  BMBF (No.12) Limited
                  c/o Barclays Mercantile Business Finance Limited
                  Churchill Plaza
                  Churchill Way
                  Basingstoke
                  Hampshire RG21 7GL
                  England

                  Fax:		+(44) 01256 810283
                  Attention:	Company Secretary
                  Referring to:	"Schedule number 52/5050 5371-3"

         	(iii)   to the Old Owner to:

                  Global Marine International Drilling Corporation c/o McKinney, Bancroft & Hughes
                  Mareva House, 4 George Street
                  P.O. Box N.3937
                  Nassau, Bahamas

                  Fax:		001 242 328 2520
                  Attention:	Mr Richard Lightbourn

                  With copies to:

                  Global Marine International Drilling Corporation
                  Parkstraat 83
                  2514 JG Den Haag
                  The Netherlands

                  Fax: 		(0031) 70 302 833
                  Attention:	Mr Bruce Watson

                  and

                  Global Marine Inc.
                  777 N. Eldridge Parkway
                  Houston, Texas 77079

                  Fax:		(1) 281 596 5196
                  Attention:	General Counsel

                            			and

                  Global Marine Drilling Company
                  777 N. Eldridge Parkway
                  Houston, Texas 77079

                  Fax:		(1) 281 596 5179
                  Attention:	John A. Thorson
                		(Manager Construction and Marine Projects)

or in each case to such other person or address as one party may, by not less than three (3) Working Days' notice, notify in writing to other parties hereto.

      (c) any Notice shall be deemed to have been given or received to or by the party to whom it is addressed ten (10) days following posting, if posted by first class prepaid airmail post and on receipt, if delivered by hand. Any notice sent by fax shall be treated as received only when the sender has received a fax by return from the recipient acknowledging receipt;

      (d) a Notice to the Old Owner shall be copied as referred to in sub-clause (b) above but no failure to serve a copy or copies will invalidate a notice served on the Old Owner.

14    BUILDER'S COSTS AND EXPENSES

14.1 The Old Owner shall reimburse the Builder on demand, on a full indemnity basis, for all costs and expenses (including legal fees and disbursements plus any Value Added Tax payable thereon) incurred by the Builder in connection with or arising out of the negotiation, execution, operation and implementation of the Building Agreements (other than the Old Contract) and any other documents required in connection therewith (including, for the avoidance of doubt, arising out of any assignments by the New Owner pursuant to Clause 12.6(a) or Clause 9.6 of the Put Option Agreement).

15    LAW

15.1 This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of England and Wales.

15.2 Each of the parties hereto submits to the jurisdiction of the courts of England with respect to this Agreement (any such legal action or proceedings before such courts being "Relevant Proceedings"). By its execution and delivery of this Agreement each of the parties hereto:

      (a) hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts with respect to any Relevant Proceedings;

      (b) waives any objections on the grounds of venue or forum non conveniens or any similar grounds with respect to any Relevant Proceedings;

      (c) agrees that final judgment against it in any Relevant Proceedings shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment; and the Old Owner hereby designates, appoints and empowers WFW Legal Services Limited at its registered office for the time being (currently at 15 Appold Street, London EC2A 2HB) to receive, for and on behalf of it, service of process in such jurisdiction in any Relevant Proceedings. The Old Owner agrees that it will at all times continuously maintain an agent to receive service of process in England on its behalf and on behalf of their property with respect to any Relevant Proceedings and in the event that, for any reason, such agent named above or its successor shall no longer serve as agent of the Old Owner to receive service of process in England with respect to any Relevant Proceedings it shall promptly appoint a successor and advise the other parties thereof. It is understood that a copy of any such process served on any such agent will be promptly forwarded by first class prepaid mail to the Old Owner at its address specified in Clause 13 but the failure of the Old Owner, to receive such copy shall not affect in any way the service of such process on the said company as the agent of such party.

15.3 The provisions of this Clause 15 are without prejudice to the provisions of Clause 20 of the Old Contract and the New Contract, which shall continue to apply in relation to the Old Contract and the New Contract, respectively.

SIGNED by the representatives of the parties.

___________________________________________
J.P.WARD, Attorney-in-Fact for H&W
Duly authorised for and on behalf of
HARLAND AND WOLFF SHIPBUILDING
AND HEAVY INDUSTRIES LIMITED



___________________________________________
TIM HOLGATE
Duly authorised for and on behalf of
BMBF (No.12) LIMITED




___________________________________________
W.A. BAKER
Duly authorised for and on behalf of
GLOBAL MARINE INTERNATIONAL DRILLING
CORPORATION



                                  APPENDIX A
                             CONTRACT AMENDMENTS

Capitalised words and expressions defined in the Old Contract, or in the Novation Agreement of which this Appendix A forms part, shall have the same meanings when used herein. With effect from the Effective Time the New Contract shall be and it is hereby supplemented and amended as set out below.

1     General

      	All references to "Owner" shall be construed as references to the New Owner rather than the Old Owner save as provided below in this paragraph 1 or elsewhere in this Appendix A.

       (a) in Clause 1.1.20 the references to "Owner" shall mean the Old Owner before the Effective Time and the New Owner as from the Effective Time, and the words "(or the Supervisor on behalf of the Owner)" shall be inserted immediately after "Owner", where it appears twice;

       (b) in Clause 1.1.28 the first reference to "Owner" shall mean the Old Owner and the second reference to "Owner" shall mean the Old Owner before the Effective Time and the New Owner as from the Effective Time, and the words "(or by the Supervisor on behalf of the Owner)" shall be inserted immediately after the second reference to "Owner";

       (c) in Clause 2.1 the reference to "Owner's design" in the second line shall mean the Old Owner's design;

       (d) in Clause 3.2 the reference to "Owner" in the second line of sub-clause (a) shall mean the Old Owner and the words "(or by the Supervisor)" shall be inserted immediately after "Owner" where it appears elsewhere in Clause 3.2;

       (e) in Clause 3.4 the reference to "Owner" in the fourth line shall mean the Old Owner (so that, for the avoidance of doubt, the Owner I.P.R. shall be and remain the sole and exclusive property of the Old Owner and not the New Owner);

       (f) in Clause 3.5 the references to "Owner" shall mean the Old Owner (so that, for the avoidance of doubt, the applicable Builder's Working Drawings and other applicable rights referred to in that Clause shall be and remain the property of the Old Owner and not the New Owner);

       (g) in Clause 12.2 (final paragraph) the references to "Owner" where they occur in the second and fifth lines shall mean the Old Owner before the Effective Time and the New Owner or the New Owner's Agent as from the Effective Time, and the words "(or by the Supervisor") shall be inserted immediately after "Owner" where it so appears;

       (h) in Clause 16.3 the references to "Owner" where they occur twice shall mean the Old Owner before the Effective Time and the New Owner as from the Effective Time, and the words "(or the Supervisor)" shall be inserted immediately after "Owner" where is so appears; 2 Clause 1.1.16, Clause 8.2 and Schedule Three.

Letter of Credit

      The Letter of Credit shall be replaced by, and "Letter of Credit" shall mean, the letter of credit in the form of Appendix F to the Novation Agreement and, where the context requires, shall include the letter of credit issued or to be issued pursuant to the novation agreement in respect of Hull No. 1739.


3    Clause 1.1.19, "Owner Furnished Equipment"

    	The continued use of the expressions "Owner Furnished Equipment" and "OFE" in the New Contract shall be for convenience only and shall not affect the provisions of the New Contract in relation to the rights and obligations of the parties in relation to such equipment.

4 Clause 1.1.22, Clause 8.2 and Schedule Four. Parent Company Guarantee The Parent Company Guarantee shall be replaced by, and "Parent Company Guarantee" shall mean, the guarantee in the form of Appendix E of the Novation Agreement.

5    Clause 1.1.21.  "Owner Project Manager"

     The following shall be inserted after "by Owner" in the first line:

     "(or by the Supervisor on behalf of the Owner)".

6    Clause 1 - Interpretation

     New defined terms shall be inserted as follows:

     (a) ""Builder's OFE Agent" means Global Marine International Drilling Corporation in its capacity as agent and supervisor for the Builder appointed under the OFE Supervision Agreement;";

     (b) ""Novation Agreement" means an agreement relating to this Contract entered into or to be entered into among the Builder, BMBF (No.12) Limited and the Owner;";

     (c) ""OFE Contract" means any contract for the supply of an item or items of OFE entered or to be entered into between Global Marine International Drilling Corporation (whether on its own behalf or as the Builder's OFE Agent) and an Owner Supplier or Owner Subcontractor;";

     (d)   ""OFE Cost" means the cost of OFE specified in Clause 8.1.B;";

     (e) ""OFE Supervision Agreement" means a supervision agreement entered into or to be entered into between the Builder and the Builder's OFE Agent whereby, amongst other things, the Builder's OFE Agent is appointed agent and supervisor of the Builder in respect of the OFE Contracts;";

     (f) ""Supervision Agreement" means the supervision agreement relating to this Contract entered into or to be entered into between BMBF (No. 12) Limited and Global Marine International Drilling Corporation;";

     (g) ""Supervisor" means Global Marine International Drilling Corporation, having been appointed by the Owner to act as Owner's exclusive supervisor and agent for the purposes of this Contract upon the terms and conditions set out in the Supervision Agreement;";

     (h) ""Total Vessel Cost" means the aggregate of the Contract Price and the OFE Cost;".

7    Clause 5.16

     Clause 5.16 shall be amended by inserting "(including the Supervisor and Supervisor's Operations Personnel)" after "operations personnel" in the first line.

8    Clause 7 - Owner Furnished Equipment

     Clause 7 shall be amended as follows:

     (a)   Clause 7.1 shall be deleted and replaced with the following:

           "7.1	All items of Owner Furnished Equipment shall be delivered to the Builder's Yard by the Builder's OFE Agent in accordance with the delivery date for such item specified in the initial Primavera critical path project schedule (as amended from time to time by Permissible Delay), (the "OFE Scheduled Delivery Date") provided that the Builder shall be under no liability for any failure or delay in such delivery.";

     (b) in Clause 7.6, the word "Owner" in the first line shall be replaced by "Builder's OFE Agent".

9    Clause 8 - Price and Terms of Payment

     Clause 8 shall be amended as follows:

     (a)   Clause 8.1B shall be deleted and replaced with the following:

           "B	An estimated sum of United States Dollars One hundred and ten million (US$110,000,000) for OFE, subject to upward or downward adjustment as notified by the Supervisor to the Builder from time to time, having regard to the OFE necessary to complete this Contract but in no circumstances greater than United States Dollars One hundred and twenty million (US$120,000,000).";

     (b)   Clause 8.2 shall be deleted and replaced with the following:

           "8.2	Builder shall provide the Parent Company Guarantee (in the
           form of Appendix E to the Novation Agreement) and the Letter of Credit (in the form of Appendix F to the Novation Agreement) at the time required by, and otherwise in accordance with, the Novation Agreement.";

     (c)   Clause 8.3 shall be deleted and replaced with the following:

           "8.3	With effect from the Effective Time (as defined in the Novation
           Agreement) payment of the Total Vessel Cost shall be made or has been made (as the case may be) by instalments from or on behalf of the Owner to the Builder as follows:

8.3.1 Twenty percent (20%) of the Contract Price on signature of this Contract within seven (7) days of Owner's receipt of Builder's invoice (receipt of which the Builder hereby acknowledges);

8.3.2 Twenty percent (20%) of the Contract Price at the start of the continuous cutting of steel but not before September 1 1998
      (receipt of which the Builder hereby acknowledges);

8.3.3 Twenty percent (20%) of the Contract Price on keel laying of a minimum of five hundred (500) tons of steel, but not before March 1, 1999, together with such amount of the OFE Cost as equals the aggregate amount paid by Global Marine International Drilling Corporation (as the party liable under each OFE Contract, including, where applicable, as the Builder's OFE Agent) to the applicable suppliers of OFE after the Effective Time (as defined in the Novation Agreement) and up to and including the due date for payment pursuant to this Clause 8.3.3;

8.3.4 Twenty percent (20%) of the Contract Price at floatation of the Vessel in a condition where it can be floated without requiring new docking, but not before September 15, 1999, together with such amount of the OFE Cost as equals the aggregate amount paid by Global Marine International Drilling Corporation (as the party liable under each OFE Contract, including, where applicable, as the Builder's OFE Agent) to the applicable suppliers of OFE after the date of payment pursuant to Clause 8.3.3 and up to and including the due date for payment pursuant to this clause 8.3.4; and

8.3.5 Twenty percent (20%) of the Contract Price, plus or minus any increases or decreases occasioned in accordance with the provisions of this Contract or any Amendment hereof which have not previously been accounted for by adjustment of this or any earlier instalments, at Delivery of the Vessel, estimated to be February 10, 2000, together with such amount of the OFE Cost as equals the aggregate amount paid by Global Marine International Drilling Corporation (as the party liable under each OFE Contract, including, where applicable, as the Builder's OFE Agent) to the applicable suppliers of OFE after the date of payment pursuant to Clause 8.3.4 and up to and including the due date for payment pursuant to this Clause 8.3.5;

      (d) in Clause 8.7, the details of the Builder's Account No. are as follows:

            The Bank of New York
            New York, NY
            Swift No.		1RVTUS3N
            Account No.		890-00337-877
            Beneficiary Bank:	Ulster Bank Limited, Belfast
         			P O Box 235
            40 Linenhall Street
            Belfast  BT2 8AZ

            Sort Code:		98-00-05
            Swift No.		ULFBGB2B
            Account No.		114546102
            Account Name:	Harland and Wolff Shipbuilding and Heavy
                          Industries Limited

For the purposes of calculation of default interest no account shall be taken of the OFE Cost element of any instalment (and any partial payment of an instalment shall be appropriated first towards due payment of the Contract Price).

10     Clause 9 - Property and Jurisdiction

      	(a)   Clause 9.1 shall be deleted and replaced with the following:

             "9.1	Upon payment of the sum due under Clause 8.3.1 the Vessel,
             as it is constructed, and all machinery, equipment and materials whether wholly or partially finished or unfinished from time to time appropriated or intended for it in the Builder's Yard or elsewhere (including, without limitation, Owner Furnished
             Equipment) shall become and remain the absolute property of the Owner (but at the risk of the Builder) notwithstanding that any such machinery, equipment and materials shall subsequently be worked upon by the Builder or its Subcontractors or otherwise processed or incorporated into the Vessel and shall not be within the ownership or dispostion of the Builder, but the Builder shall at all times have a lien thereon (excluding Owner Furnished Equipment) for any part of the Contract Price which is unpaid and for any sums due from time to time in accordance with this Contract provided that such lien shall not continue or be enforceable by or on behalf of the Builder in any of the circumstances described in Clauses 15.1 or 15.2.";

       (b)   Clause 9.3 shall be deleted and replaced with the following:

             "9.3 Any items, other than Owner Furnished Equipment, not used in the construction of the Vessel shall after Delivery revert to and become the property of the Builder.".

11     Clause 10 - Insurance

      	The obligations of "Owner" shall not be obligations of the New Owner but shall be obligations of the Old Owner (in its own capacity, not as agent of the New Owner and without liability of the New Owner) to comply with Clause 10 on such amended basis as shall be agreed as referred to in the Novation Agreement.

12     Clause 12 - Delivery

       (a) A new Clause 12.5 shall be inserted as follows (and the existing Clause 12.5 shall be re-designated 12.6):

             "12.5 Any amounts payable to or by the Builder shall be ascertained two (2) Business Days before Delivery.";

       (b) The obligations of "Owner" under the last sentence only of Clause 12.6 (as re-designated above) shall not be obligations of the New Owner but shall be obligations of the Old Owner (in its own capacity, not as agent of the New Owner and without liability of the New Owner).

13     Clause 13 - Force Majeure

      	In Clause 13.1, the following shall be inserted after "party affected" in the second line:

       "(which, in relation to an event affecting the Owner, shall include the Supervisor)".

14     Clause 14 - Default of the Owner

       (a) Clause 14.1 shall be amended by adding at the beginning "Subject to Clause 8 of the Novation Agreement.";

       (b) Clause 14.1.1 shall be amended by deleting "Contract Price" and replacing it with "Total Vessel Cost";

15     Clause 15 - Default of the Builder

       (a) In paragraph (i) of Clause 15.2 there shall be deleted the words "(c) any and all amounts reasonably and properly paid by Owner for Owner Furnished Equipment which has been incorporated in the Vessel" (it being acknowledged, for the avoidance of doubt, that the words in paragraph (a) "the aggregate amount of all sums paid pursuant to Clause 8" include the Total Vessel
             Cost).

       (b) In paragraph (ii) of Clause 15.3 after the words "the Letter of Credit" there shall be inserted "including procuring a demand under the letter of credit issued pursuant to the shipbuilding contract (as novated) for hull no. 1739)".

       (c) In Clause 15.5 there shall be inserted after "Supplier contracts" in the third line the words "and the OFE Contracts" and after "Subcontracts" in the fifth line the words "Supplier contracts and the OFE Contracts".

16     Clause 17 - Indemnities for Information Supplied

       (a) In Clause 17.1 there shall be inserted after "Owner" in the first line the words "and the Supervisor", after "Owner" in the second line the words "or the Supervisor", after "Owner" in the third line the words "Supervisor," and after "Owner" in the fifth line the words "as Supervisor".

       (b) In Clause 17.2 the obligations of "Owner" shall not be obligations of the New Owner but shall be obligations of the Old Owner (in its own capacity, not as agent of the New Owner and without liability of the New Owner).

17     Clause 24 - Entire Contract

       In the first line after "Contract" there shall be inserted "(together with the Novation Agreement and the matters referred to therein)".

18     Clause 25 - Liability and Indemnification

       (a) In Clause 25.1 (a), a new paragraph (iii) shall be inserted as follows:

             "Supervisor, its Parent, subsidiary, affiliated, associated Companies;",

       former paragraph (iii) shall be renumbered (iv) accordingly, and the words "and clause 25.1(a)(iii)" shall be inserted at the end of such paragraph (iv).

       (b) In Clause 25.3 the obligations of "Owner" shall not be obligations of the New Owner but shall be obligations of the Old Owner (in its own capacity, not as agent of the New Owner and without liability of the New Owner).

19     Clause 22 - Notice and communications

       Clause 13 of the Novation Agreement (to the extent it relates to the New Owner and the Builder) shall apply to notices and correspondence between the New Owner and the Builder, provided that all notices from the Builder to the New Owner shall be copied to the Supervisor at the address and other details for the Old Owner set out in the Novation Agreement.



                                   APPENDIX B
                      FORM OF CERTIFICATE (CLAUSE 3.2(a))


Novation Agreement dated [         ] 1998 among (i) Harland and Wolff
Shipbuilding and Heavy Industries Limited (ii) BMBF (No.12) Limited and
(iii) Global Marine International Drilling Corporation (the "Novation
Agreement").

                                                                    [Date]

Reference is made to the Novation Agreement and it is hereby confirmed, pursuant to Clause 3.2(a) of the Novation Agreement, that the conditions precedent referred to in Schedule 4, Parts 1 and 2 of the Lease have been fulfilled to our satisfaction or have been temporarily waived to our satisfaction pursuant to Clause 3.4 of the Lease.

Words and expressions defined in the Novation Agreement shall have the same meanings when used herein.

_________________________________________
For and on behalf of
BMBF (No.12) Limited



                                  APPENDIX C
                     FORM OF CERTIFICATE (CLAUSE 3.2(g))



Novation Agreement dated [         ] 1998 among (i) Harland and Wolff
Shipbuilding and Heavy Industries Limited (ii) BMBF (No.12) Limited and
(iii) Global Marine International Drilling Corporation (the "Novation
Agreement").

                                                                  [Date]

Reference is made to the Novation Agreement and it is hereby confirmed, pursuant to Clause 3.2(g) of the Novation Agreement that the conditions precedent referred to Schedule 4, Part 4 of the Lease have been fulfilled to the satisfaction of the Lessee or have been temporarily waived to the satisfaction of the Lessee.

Words and expressions defined in the Novation Agreement shall have the same meanings when used herein.


_________________________________________
For and on behalf of
GLOBAL MARINE INTERNATIONAL DRILLING CORPORATION




                                   APPENDIX D
                       FORM OF EFFECTIVE TIME CERTIFICATE



Novation Agreement dated [                      ] 1998 among (i) Harland and
Wolff Shipbuilding and Heavy Industries Limited, (ii) BMBF (No.12) Limited and (iii) Global Marine International Drilling Corporation (the "Novation Agreement")

                                                                      [Date]

Reference is made to the Novation Agreement and it is hereby confirmed, pursuant to Clause 3.4 of the Novation Agreement, that the Effective Time
(as therein defined) is [	] [am][pm]

(London time) on [                        ] 1998.


_________________________________________
For and on behalf of
HARLAND AND WOLFF SHIPBUILDING AND
HEAVY INDUSTRIES LIMITED




_________________________________________
For and on behalf of
BMBF (No.12) LIMITED





_________________________________________
For and on behalf of
GLOBAL MARINE INTERNATIONAL DRILLING CORPORATION



                                    APPENDIX E
               FORM OF REPLACEMENT BUILDER PARENT COMPANY GUARANTEE



THIS PARENT COMPANY GUARANTEE (hereinafter called "GUARANTEE") is made this
                day of 		1998 by HARLAND AND WOLFF HOLDINGS PLC having its
registered office at Queen's Island, Belfast BT3 9DU (hereinafter called "GUARANTOR") in favour of BMBF (No.12) LIMITED having its registered office at Churchill Plaza, Churchill Way, Basingstoke, Hampshire RG21 7GP
(hereinafter called "OWNER").

WHEREAS, GUARANTOR has agreed that it will to the extent hereinafter set forth guarantee the due performance by Harland and Wolff Shipbuilding and Heavy Industries Limited ("H&W") of its obligations under the Shipbuilding Contract relating to H&W hull no. 1740 originally made between H&W and Global Marine International Drilling Corporation (formerly Global Marine International Services Corporation)] (as subsequently amended, supplemented and novated in favour of the OWNER, the "CONTRACT").

NOW THEREFORE in consideration of the OWNER's agreeing to enter into the novation of the CONTRACT referred to above and payment of Pounds-Sterling 1 by the OWNER to the GUARANTOR (the receipt and sufficiency of which is hereby acknowledged by the GUARANTOR), it is hereby agreed as follows:

1 GUARANTOR guarantees the punctual true and faithful performance and observance by H&W of all its obligations under or in accordance with the CONTRACT and in the event of any breach of the obligations of H&W under the CONTRACT then:

    (a)	  upon being required to do so by OWNER by notice in writing the
          GUARANTOR shall of its own expense perform or take whatever steps may be necessary to procure performance of the obligations of H&W under the CONTRACT and shall from the date of such notice assume jointly and severally with H&W all the rights and obligations of the CONTRACT in every way as if GUARANTOR were party thereto; and

    (b)	  GUARANTOR shall indemnify OWNER against all direct losses, damage costs and expenses which OWNER may suffer or incur by reason of or in connection with a breach by H&W of any of its obligations under the CONTRACT provided that GUARANTOR shall in no event have any greater liability under this Guarantee in respect of such breach than that of H&W under the CONTRACT in relation thereto.

2 Without any prejudice to Clause 1, GUARANTOR guarantees to OWNER the payment by H&W of any and all amounts from time to time or at any time payable by H&W to OWNER under or in connection with the CONTRACT and undertakes to pay to OWNER forthwith upon demand by OWNER any and all amounts which H&W shall have failed, now or in the future, to pay to OWNER under or in connection with the CONTRACT.

3 GUARANTOR shall not be discharged or released from this GUARANTEE by any arrangement made between H&W and OWNER under the CONTRACT or by any forbearance whether as to payment, time, performance or otherwise even though such arrangement, alteration or forbearance may be without the assent of GUARANTOR, or by the liquidation, bankruptcy or insolvency of H&W.

4 This GUARANTEE may be freely assigned by OWNER to any of its permitted assignees under the CONTRACT.

5 This GUARANTEE shall be construed and governed in accordance with English Law and GUARANTOR agrees to submit to the jurisdiction of the English courts.

6 This Guarantee shall expire on the expiry of the Guarantee Period as defined in the CONTRACT.

IN WITNESS WHEREOF, this GUARANTEE has been executed by duly authorised representatives of the GUARANTOR and the OWNER in duplicate effective as of the date and year first above written.



By:	.................
By:	.................



                                  APPENDIX F
                FORM OF REPLACEMENT STANDBY LETTER OF CREDIT


[name and address of Issuing Bank]


                                                                 Date 	[		]


To:  BMBF (No.12) Limited
     Churchill Plaza
     Churchill Way
     Basingstoke
     Hampshire
     RG21 7GP

We refer to the contract originally made on 28 March, 1998 between Global Marine International Drilling Corporation (formerly Global Marine International Services Corporation) and Harland and Wolff Shipbuilding and Heavy Industries Limited (the "Builder", which expression shall include its successors, assigns or transferees) (as subsequently amended, supplemented and novated in favour of BMBF (No.12) Limited (the "Buyer" which expression shall include its successors, assigns, or transferees), (the "Contract"):

In connection with the Contract we hereby issue at the request of the Builder
our irrevocable Standby Letter of Credit No. [            ] in your favour
for the aggregate maximum amount of Twenty Million United States Dollars (US$20,000,000) expiring on 10th August 2000 (the "Expiry Date").

The amount which may be drawn by you under this Letter of Credit shall be automatically reduced by the amount of any drawing hereunder. Partial drawings are permitted.

We hereby undertake that if, before 5pm London time on the Expiry Date, Global Marine International Drilling Corporation (the "Agent") presents to us at our counters or the office set out above its sight draft drawn on us, together with a Certificate of Drawing in strict conformity with the Schedule below, such certificate of drawing, bearing the following certification by the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer of the Agent as agent of the Buyer, "I hereby certify that the person signing this Certificate of Drawing is an officer or director of Global Marine International Drilling Corporation with the authority to sign this Certificate of Drawing", we shall honour the same by payment to you with value on the next following banking day. For the purposes of this Letter of Credit, a banking day is a day on which banks are open for business (including dealings in foreign exchange and currency deposits) in both London and New York.

All payments under this Letter of Credit shall be made without any deduction of any kind, except any which we are required by law to make. In that case, but subject to the limit set out below, we shall pay such an increased sum as will ensure that, after the deduction you receive a net amount equal to that
which you would have received had there been no deduction. 	The aggregate
amount payable by us under or in connection with this Letter of Credit shall not, in any circumstances whatsoever, exceed the said amount of Twenty Million United States Dollars (US$20,000,000).

You may assign or transfer your rights under this letter of credit with prior notice to, and prior written consent of the Builder, who shall not unreasonably withhold such consent. Such prior written notice and consent is not required where the assignee or transferee is an associated company of the Buyer or the Agent, which means and includes any holding company whether direct or indirect or any subsidiary whether direct or indirect of the Buyer or, as the case may be, the Agent, or of such holding company. The terms "holding company" and "subsidiary" having the meanings assigned to these terms by Section 736 of the Companies Act 1985.

This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500.

This Letter of Credit is governed by English law and the courts of England shall have jurisdiction to settle any disputes which may arise in connection herewith.

Form of Certificate of Drawing

To:	  [Name and address of Issuing Bank]
Re:	  Standby Letter of Credit No:	[               ]
     	Issued by [		]
     	Date [			]

We hereby certify that Harland and Wolff Shipbuilding and Heavy Industries
Limited (the "Builder") [are in default under Clause [     ] of the contract
originally made on 28 March, 1998 between Global Marine International Drilling Corporation (formerly Global Marine International Services Corporation) (1)
and the Builder (2) (as subsequently amended, supplemented and novated in favour of BMBF (No. 12) Limited and as the same has been or may be novated to Global Marine U.K. Limited), that by reason of such default an amount of
US$[                 ] has become due and payable by the Builder to BMBF
(No. 12) Limited or, as the case may be, Global Marine U.K. Limited under the said Contract and that, as at the date of this Certificate, that amount
remains unpaid] * [are in default under Clause [   ] of the contract originally
made on 27th February, 1998 between Global Marine International Drilling Corporation (formerly Global Marine International Services Limited) (1) and
the Builder (2) as subsequently novated to Global Marine Leasing Corporation and as further amended, supplemented and novated in favour of Nelstar Leasing Company Limited ("Nelstar"), as the same has been or may further be novated to Global Marine C.R. Luigs Limited, that by reason of such default an amount
of US$[             ] has become due and payable by the Builder to Nelstar or, as the case may be, Global Marine C.R. Luigs Limited under the said Contract and that, as at the date of this Certificate, that amount remains unpaid].*

We therefore request payment under the above-mentioned Letter of Credit by
US$[                     ] and enclose our sight draft drawn on you for
that amount.

Dated:		this [         ] day of [                   ]

Signed:


duly authorised
for and on behalf of
Global Marine International Drilling Corporation



[Authorised Signatory]






                                  APPENDIX G

                            FORM OF OFE ASSIGNMENT



THIS ASSIGNMENT is made			, 1998
BY:

(1) GLOBAL MARINE INTERNATIONAL DRILLING CORPORATION (formerly named Global Marine International Services Corporation), a company incorporated under the laws of The Bahamas having its registered office at c/o McKinney, Bancroft & Hughes, Mareva House, George Street,
      P O Box 3937, Nassau, Bahamas (the "Assignor")

IN FAVOUR OF:

(2)   HARLAND AND WOLFF SHIPBUILDING AND HEAVY INDUSTRIES
      LIMITED, a company incorporated under the laws of Northern Ireland having its registered office at Queen's Island, Belfast, Northern Ireland, BT3 9DU (the "Builder")

WHEREAS

(A) The Builder and the Assignor have entered into a contract dated 28th March, 1998, as amended, varied and supplemented prior to the date hereof, for the construction, completion and delivery by the Builder to the Assignor of a deepwater drillship, identified by the Builder as Hull No. 1740.

(B)   The Builder, BMBF (No.12) Limited (the "New Owner") and the Assignor
      have entered into a Novation Agreement dated			, 1998
      (the "Novation Agreement") in respect of the contract referred to in Recital (A) above pursuant to which the New Owner agrees to assume all the rights and obligations of the Assignor thereunder, the Builder agrees to the substitution of the New Owner in place of the Assignor in relation to such rights and obligations, to the release of the Old
      Owner in respect thereof and to the amendment of the said contract, all subject to and upon the terms and conditions of the Novation Agreement.

IT IS AGREED as follows:

1 DEFINITIONS AND INTERPRETATION

1.1 In this Assignment, unless the context otherwise requires, words and expressions defined in the Novation Agreement (either expressly or by cross-reference to other documents) shall have the meanings given to them therein when used herein and the following expression shall have the following meaning:

      "Applicable OFE Contracts" means those OFE Contracts which are listed in Appendix 1.

1.2 References in this Assignment to Clauses or Appendices are, unless otherwise specified, references to clauses of, and appendices to, this Assignment.

1.3 References to "person" or "persons" or to words importing persons include, without limitation, individuals, firms, incorporations, government agencies, committees, departments, authorities and other bodies, incorporated or unincorporated, whether having distinct legal personality or not.

1.4   Clause headings are for ease of reference only.

2 ASSIGNMENT

2.1 For good and valuable consideration provided by the Builder (the sufficiency of which is hereby acknowledged by the Assignor), the Assignor hereby assigns absolutely and agrees to assign absolutely to and in favour of the Builder all the Assignor's right, title and interest in and to the Applicable OFE Contracts (including, without limitation, the right to take delivery of and title to the OFE which is the subject matter of the Applicable OFE Contracts).

2.2 The Assignor shall remain liable for all obligations under the Applicable OFE Contracts.

2.3 The Assignor shall promptly give notice to the OFE Suppliers which are party to the Applicable OFE Contracts in the form of Appendix 2. The Assignor shall forward to the Builder copies of all acknowledgements of that notice received by the Assignor from the OFE Suppliers.

3 MISCELLANEOUS

3.1 Clauses 12.1 to 12.4 of the Novation Agreement shall apply to this Assignment as if it were, with any necessary consequential changes, set out in full herein.

4 NOTICES

4.1 Clause 13 of the Novation Agreement, insofar as it relates to notices to and from the Assignor and the Builder, shall apply to this Assignment as if it were, with any necessary consequential changes, set out in full herein.

5 LAW

5.1 Clause 15 of the Novation Agreement shall apply to this Assignment as if it were, with any necessary consequential changes, set out in full herein.

SIGNED by the representatives of the parties



__________________________________________________________
Duly authorised for and on behalf of
GLOBAL MARINE INTERNATIONAL DRILLING
CORPORATION


__________________________________________________________
Duly authorised for and on behalf of
HARLAND AND WOLFF SHIPBUILDING AND HEAVY
INDUSTRIES LIMITED


                                   APPENDIX 1

                            Applicable OFE Contracts


Vendor                       P.O. #                   Description                   Amount

Halliburton Energy           HOU457000001             Bulk Mud/Cement Tanks      $ 2,123,562.00

Victoria Machine Works       HOU457000004             350 Ton BOP Cart           $   118,541.76
                             HOU457000005             100 Ton Subsea Tree Cart   $   161,692.80
                             HOU457000081             Rails and Skid Jacks       $   157,597.00

National-Oilwell             HOU457000010             Mud Pumps                  $ 2,337,458.34
                             HOU457000011             Drawworks                  $ 2,030,017.10
                             HOU457000012             Rotary                     $   264,608.35
                             HOU457000013             Travelling Block           $   268,197.50

Varco International          HOU457000014             PRS-41 Pipe Racker         $ 3,818,295.00
                             HOU457000015             Tubular Conveyor           $   630,875.00
                             HOU457000017             AR3200 Iron Roughneck      $   408,798.50
                             HOU457000018             Mousehole Spider Assy.     $    59,692.50
                             HOU457000027             Casing Roughneck           $   518,080.00
                             HOU457000040             Top Drive                  $ 1,182,433.90
                             HOU457000046             E-Z Torque                 $    32,470.00
                             HOU457000099             Hyd. Power Dist. Manifold  $    64,790.00

Sealtrax                     HOU457000019             Cranes                     $ 3,698,810.90

Cameron                      HOU457000020             BOP Stack                  $ 5,230,423.00
                             HOU457000020A            Control System             $ 6,084,118.00

Stewart & Stevenson          HOU457000021             Riser Buoyancy Modules     $25,361,865.00
                             HOU457000039             Diverter                   $   683,573.45
                             HOU457000053             Choke & Kill Manifold      $   564,000.00
                             HOU457000091             Riser Tensioner Ring       $   926,250.00

Naptech Pressure             HOU457000022             APV's                      $   789,564.00
Systems, Inc.

Shaffer (Varco)              HOU457000023             CMC                        $ 3,272,446.00
                             HOU457000024             250K Riser Tensioner       $ 6,659,095.00
                             HOU457000025             Riser Recoil               $   803,244.00
                             HOU457000026             Spherical BOP              $   952,659.00

ABB Vetco                    HOU457000028             Wellhead Connector         $   427,754.25

Hal Oilfield Pump            HOU457000065             Charging, degasser,        $    89,072.95
and Equipment Co.                                     desander pumps
(Halco)                      HOU457000090             Salt Water Circulating     $    24,722.20
                                                      Pumps

Dreco Inc.                   HOU457000031             Derrick                    $ 3,570,516.00
(National-Oilwell)

Hayward Industrial           HOU457000035A            Hayward Strainers          $     8,013.16
Products, Inc.

Drilling & Production        HOU457000052             Gate Valves                $    68,800.00
Resources, Inc.              HOU457000054             Mud Manifolds              $   380,162.35
                             HOU457000055             Cement Manifolds           $    85,837.35
                             HOU457000078             90 deg. Flange Adapter     $    10,000.00
                             HOU457000077             Misc. Flanges and Tees     $   124,394.88

Sunbelt Supply               HOU457000048             Pipe Unions                $    80,097.96
Tool Co., Inc.               HOU457000092             Velan 300# RTJ             $     3,688.00
                             HOU457000095             Velan Guk Valves           $    24,326.00

Offshore Inland              HOU457000041             Drill Floor Hydraulic      $   191,586.00
Service, Inc.                                         Power Unit

Industrial Air Tool          HOU457000042             Air Compressors & Dryers   $   305,040.00
                             HOU457000051             Air Receivers              $    42,664.00
                             HOU457000059             Air Tuggers                $   248,453.00

Hamworthy Marine Inc.        HOU457000043             Air Compressors            $   176,691.00

Brandt Co.                   HOU457000045             Desanders, Degassers,      $   403,030.00
                                                      Agitators
                             HOU457000085             Bug Blower                 $    16,650.00

Mathey Manufacturing Co.     HOU457000049             Logger Wireline Unit       $    42,115.50

Drillpro                     HOU457000050             Discharge Piping Manifolds $   139,644.00
                             HOU457000062             Drill Line Spooler         $    58,980.00
                             HOU457000066             Chemical Mixing Tank       $     4,650.00

Oil States Ind.              HOU457000056             Flexjoints                 $   997,000.00

Siemens                      HOU457000058             SCR's                      $ 1,617,512.00

Martin-Decker                HOU457000060             Driller's console/         $ 1,537,399.00
Totco (Varco)                                         instrumentation

Certex                       HOU457000061             Sand line, tugger wire     $    16,932.66
                             HOU457000061A            2: Drill line              $    83,719.00

Dryvent, Ltd.                HOU457000064             Dryers f/high pressure     62862.52 GBP
                                                      air comp.

C.E. Marine                  HOU457000068             Horizontal Pipe Racker     $ 3,511,363.00
Products                     HOU457000100             350 Ton BOP Transporter    $ 1,800,000.00
                             HOU457000102             50 Ton Riser Skate & Cart  $   335,200.00

Mustang Industrial           HOU457000069             Caterpillar 36V Forklift   $    28,347.00
Equipment

Hahn Equipment Co            HOU457000070             Electric Submersible Mixer $   125,712.00

AGI Industries               HOU457000073             High Pressure BOP Test     $    60,439.00
                                                      Unit

Piper Oilfield Products      HOU457000074             Diverter Valve Assy.       $   102,680.75

Adrian Industrial            HOU457000076             Test Stump Support & Lift  $    23,840.00
Constructors                 HOU457000088             Structure
                             HOU457000088             Telescoping Joint          $    35,322.00

Verhoef Aluminium            HOU457000079             Accommodation Ladder       74,900 NLG
Scheepsbouw Ind.

Airdyne Inc.                 HOU457000080             Wireline Spoolers f/       $    57,800.00
                                                      Riser Tensioner

Forthwright                  HOU457000082             Trip Tank                  122,428.26 GBP
Offshore Service

Dolphin Compactors           HOU457000089             Trash Compactor            $    19,300.00

International Electric       HOU457000093             Junction Boxes             $     1,500.00
Co., Inc.

Cranemann, Inc.              HOU457000104             50 Ton Riser Gantry Crane  $   903,730.00
                             HOU457000105             100 Ton BOP Gantry Crane   $   869,655.00
                             HOU457000097             Bridge Dr. Unit & Trolley  $   137,510.00

E2 Engineering               HOU457000107             Camera Equipment           $    92,538.00


                                  APPENDIX 2

                      Form of Notice to OFE Supplier(s)



To:	   [OFE Supplier]
       [Address]



                                                                      [Date]


[Applicable OFE Contracts] (the "Contracts")

Gentlemen

We refer to the Contract(s) and hereby notify you that, by an Assignment
dated [		], 1998 entered into by us in favor of Harland and Wolff
Shipbuilding and Heavy Industries Limited (the "Builder"), we have assigned absolutely and agreed to assign absolutely to and in favor of the Builder all our right, title and interest in and to the Contract(s) (including, without limitation, the right to take delivery of and title to the equipment which is the subject matter of the Contract(s)).

We remain liable for all obligations of the Buyer under, and as defined in, the Contract(s).

We further notify you that by a Supervision Agreement dated
[                              ], 1998 the Builder has irrevocably appointed
us its agent and supervisor in relation to the Contract(s) to exercise all rights of the Builder under the Contract(s) as so assigned. You shall, and are requested to, continue to deal exclusively with ourselves in all matters relating to the Contract(s).

You are hereby requested to acknowledge receipt of this notice by executing and returning to us the form of acknowledgement attached to this letter in the envelope provided. If you have any questions, please contact Walter A. Baker, Assistant General Counsel at 281 596 5131.

Yours faithfully

________________________
Duly authorised
For and on behalf of
GLOBAL MARINE INTERNATIONAL DRILLING CORPORATION


cc.	M A Crispi, Construction Purchasing
   	M S Jadick, Material Control


Acknowledgement


To:	Global Marine International Drilling Corporation (the "Assignor")

c/o 	Global Marine U.K. Limited
     Standbrook House
     2/5 Old Bond Street
     London  W1X 4QH



Re: [Applicable OFE Contracts] (the "Contracts")

We hereby acknowledge receipt of the above notice of assignment from the Assignor and we hereby consent and agree with the Assignor and the Builder as follows:

1 To the extent (if any) required by the Contract(s), we hereby consent to the said assignment.

2 We confirm that we have received no notice of the assignment of the Contract(s) in favor of any third party.

3 If we are in breach of our obligations under the Contract(s) prior to assignment in favor of the Builder, the Assignor's entitlement to damages shall be preserved and vest in the Builder. If we are in breach of our obligations under the Contract(s) at any time after assignment in favour of the Builder, the measure of damages payable to the Builder shall be that which would have been payable to the Assignor had the Contract not been assigned in favour of the Builder.

Acknowledged this              day of                               , 1998


By:____________________________________

Name: _________________________________

Title: __________________________________

Company: ______________________________
* Note:	These are alternatives; delete as applicable.  More than one
Certificate of Drawing can be presented on the same day.